Exhibit 99.10

CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

I hereby consent to being named in this Registration Statement, and any amendments or supplements thereto, as a person who may become a director of Entercom Communications Corp.

/s/ Leslie Moonves
Leslie Moonves

Dated: April 12, 2017